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                                                                     Exhibit 8.1

                           Fulbright & Jaworski l.l.p.
                   A Registered Limited Liability Partnership
                            1301 McKinney, Suite 5100
                            Houston, Texas 77010-3095
                                www.fulbright.com

telephone:   (713) 651-5151                          facsimile:   (713) 651-5246

                                 August 19, 2003

Yellow Corporation
10990 Roe Avenue
Overland Park, Kansas  66211

Ladies and Gentlemen:

         You have requested our opinion concerning certain United States federal income tax consequences of the merger (the "Merger") of Roadway Corporation, a Delaware corporation (the "Company"), with and into Yankee LLC, a Delaware limited liability company ("Sub"), pursuant to the Agreement and Plan of Merger, dated as of July 8, 2003 (the "Merger Agreement"), by and among Yellow Corporation, a Delaware corporation ("Parent"), Sub (Sub being wholly owned by Parent), and the Company. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to such term in the Merger Agreement.

         In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus of Parent and the Company (the "Proxy Statement/Prospectus") included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Registration Statement"),
(iii) the representation letters dated in accordance with Section 5.18 of the Merger Agreement and delivered by Parent and the Company to us, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the "Documents").

         For purposes of this opinion, we have assumed (i) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (ii) that the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) that all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time), (iv) that the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) that none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.

     Houston o New York o Washington DC o Austin o Dallas o Los Angeles o Minneapolis o San Antonio o Hong Kong o London o Munich


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Yellow Corporation
August 19, 2003
Page 2

         The opinion expressed herein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, any of which may be changed at any time (possibly with retroactive effect). Any change in the authorities on which our opinion is based could affect our conclusions. We express no opinion other than as to the United States federal income tax matters set forth below. Our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

         Based upon and subject to the foregoing, it is our opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

         Our opinion assumes that all of the representations of Parent and the Company are true and complete on the date hereof and will continue to be true and complete at the Effective Time of the Merger. In particular, we are relying on the representation that holders of the outstanding shares of Company Shares will receive in the Merger an amount of Parent Common Stock with a value as of the Effective Time equal to at least forty-five percent (45%), by value, of the total consideration paid for all Company Shares, taking into account the amount of cash paid or deemed paid to holders of Company Shares in connection with the Merger and cash paid to holders of Company Shares who perfect their dissenters' rights. Our opinion may not be relied upon if this assumption should prove to be inaccurate in any way. In addition, we will be asked to reaffirm the above opinion as of the Closing and we will not be able to do that if all of the representations of Parent and the Company are not true and complete at the Closing, including the particular representation referred to above.

         Our opinion is expressed as of the date hereof, and, other than as provided above and in Section 6.2(d) of the Merger Agreement, we are under no obligation to supplement or revise our opinion to reflect any change (including any change that has retroactive effect) (i) in applicable law, or (ii) that causes any information, fact, statement, representation, covenant, Document or assumption on which our opinion is based to become untrue or incorrect.

         This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus included as part of the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus included as part of the Registration Statement, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus included as part of the Registration Statement, and to the reference to our firm in the Proxy Statement/Prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is


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Yellow Corporation
August 19, 2003
Page 3

required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                                 Very truly yours,

                                                 /s/ FULBRIGHT & JAWORSKI L.L.P.